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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                 JULY 19, 1994
                                 Date of Report
                       (Date of earliest event reported)

                            FLEMING COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

          OKLAHOMA                        1-8140                       48-0222760
(State or other jurisdiction     (Commission File Number)             (IRS Employer
      of incorporation)                                          Identification Number)

                      6301 WATERFORD BOULEVARD, BOX 26647
                         OKLAHOMA CITY, OKLAHOMA 73126
                    (Address of Principal Executive Offices)

                                 (405) 840-7200
               Registrant's telephone number, including area code

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a)  Financial statements of business acquired:

HANIEL CORPORATION

Report of Independent Public Accountants....................    F-1

Consolidated Balance Sheets as of December 31, 1992 and 1993
 and
 June 30, 1994..............................................    F-2

Consolidated  Statements of Income for the three years ended
 December 31, 1993 and  the six months  ended June 30,  1993
 and 1994...................................................    F-3

Consolidated  Statements  of  Stockholder's  Equity  for the
 three years  ended December  31, 1993  and the  six  months
 ended June 30, 1994........................................    F-4

Consolidated  Statements of  Cash Flows for  the three years ended December 31, 1993 and  the six months ended June  30,
 1993 and 1994..............................................    F-5

Notes to Consolidated Financial Statements..................    F-6

    (b)  Pro forma financial information:

FLEMING AND HANIEL COMBINED

Pro Forma Financial Information -- Introduction.............   F-17

Pro  Forma Statements of Operations  -- Interim period ended
 1994 and fiscal year ended 1993............................   F-18

Notes to Pro Forma Statements of Operations.................   F-19

Pro Forma Balance Sheet.....................................   F-20

Notes to Pro Forma Balance Sheet............................   F-21

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          FLEMING COMPANIES, INC.

                                          By:         /s/ DONALD N. EYLER

                                             -----------------------------------
                                                       Donald N. Eyler
                                             SENIOR VICE PRESIDENT -- CONTROLLER

Date: September 2, 1994

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Haniel Corporation:

    We have audited the accompanying consolidated balance sheets of Haniel Corporation (a Delaware corporation) and subsidiaries as of December 31, 1992 and 1993, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haniel Corporation and subsidiaries as of December 31, 1992 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

    As discussed in Note 6 to the financial statements, the Company changed its method of accounting for income taxes in 1993 and restated prior year financial statements to reflect the change. In addition, as discussed in Note 5 to the financial statements, the Company changed its method of accounting for postretirement benefits other than pensions, effective January 1, 1993.

                                                  ARTHUR ANDERSEN & CO.

Oklahoma City, Oklahoma,
March 11, 1994

                               HANIEL CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                       ASSETS

                                                        DECEMBER 31,
                                               ------------------------------     JUNE 30,
                                                    1992            1993            1994
                                               --------------  --------------  --------------
                                                                                (UNAUDITED)
Current Assets:
  Cash.......................................  $    2,703,700  $    3,252,760  $    2,461,225
  Receivables-
    Accounts receivable......................     147,241,595     154,674,250     148,704,447
    Notes receivable.........................      44,092,855      53,877,158      71,630,512
    Less-Allowance for doubtful accounts.....     (18,208,359)    (18,160,262)    (22,497,023)
                                               --------------  --------------  --------------
                                                  173,126,091     190,391,146     197,837,936
  Inventories................................     441,534,444     415,560,007     372,250,362
  Other current assets.......................      22,193,935      16,780,520      12,147,871
                                               --------------  --------------  --------------
      Total current assets...................     639,558,170     625,984,433     584,697,394
                                               --------------  --------------  --------------
Direct financing leases, net of current
 portion.....................................       2,604,875       2,280,345       2,110,575
Investments..................................       1,897,725       1,805,165       1,503,210
Property and equipment, at cost
  Land and buildings.........................     212,322,536     223,064,269     229,324,212
  Furniture, fixtures and equipment..........     200,407,415     225,683,911     237,002,425
  Transportation equipment...................      83,047,275      85,122,869      83,906,755
  Leasehold improvements.....................      56,589,307      64,903,194      64,589,031
                                               --------------  --------------  --------------
                                                  552,366,533     598,774,243     614,822,423
  Less-Accumulated depreciation and
   amortization..............................    (218,254,460)   (263,480,135)   (282,075,739)
                                               --------------  --------------  --------------
                                                  334,112,073     335,294,108     332,746,684
Intangible assets............................     393,343,279     388,586,106     381,788,061
Other assets.................................      15,030,473      17,964,971      14,538,180
                                               --------------  --------------  --------------
                                                  408,373,752     406,551,077     396,326,241
                                               --------------  --------------  --------------
      Total Assets...........................  $1,386,546,595  $1,371,915,128  $1,317,384,104
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------

                            LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable...........................  $  253,759,183  $  276,628,540  $  235,885,834
  Current portion of long-term debt and
   capitalized lease obligations.............      32,862,051      20,048,742      15,821,059
  Other current liabilities..................     118,959,028     121,553,230     135,458,771
                                               --------------  --------------  --------------
      Total current liabilities..............     405,580,262     418,230,512     387,165,664
                                               --------------  --------------  --------------
Long-term debt, net of current portion.......     682,300,947     638,043,771     600,859,660
Capitalized lease obligations, net of current
 portion.....................................       5,691,370       3,774,524       3,381,862
Deferred income taxes........................      49,108,353      42,582,700      42,582,700
Other liabilities............................       2,173,014       2,374,286       3,096,186
Commitments and Contingencies
Stockholder's Equity:
  Common stock, par value $100 per share,
   500,000 shares authorized, issued and
   outstanding...............................      50,000,000      50,000,000      50,000,000
  Additional paid-in capital.................      12,026,436      12,026,436      12,026,436
  Retained earnings..........................     179,666,213     204,882,899     218,271,596
                                               --------------  --------------  --------------
                                                  241,692,649     266,909,335     280,298,032
                                               --------------  --------------  --------------
      Total Liabilities and Stockholder's
       Equity................................  $1,386,546,595  $1,371,915,128  $1,317,384,104
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                               HANIEL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                         FOR THE YEARS ENDED DECEMBER 31,            FOR THE SIX MONTHS ENDED JUNE 30,
                               ----------------------------------------------------  ----------------------------------
                                     1991              1992              1993              1993              1994
                               ----------------  ----------------  ----------------  ----------------  ----------------
                                                                                                (UNAUDITED)
Net sales....................  $  5,606,198,504  $  5,684,888,683  $  6,016,975,280  $  3,237,938,862  $  3,224,344,635
Costs and expenses:
  Cost of goods sold.........     4,835,078,213     4,892,604,182     5,167,570,482     2,784,290,579     2,762,698,270
  Selling, operating and
   administrative expenses...       661,332,632       686,954,018       752,430,781       400,719,857       411,094,534
Interest:
  Interest income............         6,191,346         6,100,801         6,079,193         3,229,956         3,746,665
  Interest expense...........       (71,520,472)      (62,022,838)      (56,297,924)      (31,150,028)      (27,569,099)
                               ----------------  ----------------  ----------------  ----------------  ----------------
Income before income taxes...        44,458,533        49,408,446        46,755,286        25,008,354        26,729,397
Provision for income taxes...        22,890,300        24,490,563        21,538,600        12,337,514        13,340,700
                               ----------------  ----------------  ----------------  ----------------  ----------------
    Net income...............  $     21,568,233  $     24,917,883  $     25,216,686  $     12,670,840  $     13,388,697
                               ----------------  ----------------  ----------------  ----------------  ----------------
                               ----------------  ----------------  ----------------  ----------------  ----------------

  The accompanying notes are an integral part of these consolidated financial statements.

                               HANIEL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                              COMMON STOCK          ADDITIONAL
                                        ------------------------     PAID-IN         RETAINED
                                         SHARES       AMOUNT         CAPITAL         EARNINGS         TOTAL
                                        ---------  -------------  --------------  --------------  --------------
Balance, December 31, 1990............    500,000  $  50,000,000   $  6,000,000   $  131,669,709  $  187,669,709
  Cumulative effect of accounting
   change (Note 6)....................         --             --             --        1,510,388       1,510,388
                                        ---------  -------------  --------------  --------------  --------------
Balance, December 31, 1990, as
 restated.............................    500,000     50,000,000      6,000,000      133,180,097     189,180,097
  Net income..........................         --             --             --       21,568,233      21,568,233
                                        ---------  -------------  --------------  --------------  --------------
Balance, December 31, 1991............    500,000     50,000,000      6,000,000      154,748,330     210,748,330
  Net income..........................         --             --             --       24,917,883      24,917,883
  Capital contribution (Note 2).......         --             --      6,026,436               --       6,026,436
                                        ---------  -------------  --------------  --------------  --------------
Balance, December 31, 1992............    500,000     50,000,000     12,026,436      179,666,213     241,692,649
  Net Income..........................         --             --             --       25,216,686      25,216,686
                                        ---------  -------------  --------------  --------------  --------------
Balance, December 31, 1993............    500,000     50,000,000     12,026,436      204,882,899     266,909,335
  Net income (unaudited)..............         --             --             --       13,388,697      13,388,697
                                        ---------  -------------  --------------  --------------  --------------
Balance, June 30, 1994
  (unaudited).........................    500,000  $  50,000,000   $ 12,026,436   $  218,271,596  $  280,298,032
                                        ---------  -------------  --------------  --------------  --------------
                                        ---------  -------------  --------------  --------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                               HANIEL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                        FOR THE SIX MONTHS ENDED
                                                             FOR THE YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                       ---------------------------------------------  ----------------------------
                                                            1991           1992            1993           1993           1994
                                                       --------------  -------------  --------------  -------------  -------------
                                                                                                              (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................  $   21,568,233  $  24,917,883  $   25,216,686  $  12,670,840  $  13,388,697
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization of property and
     equipment.......................................      46,306,580     46,152,193      50,255,461     26,768,610     26,680,948
    Amortization of excess purchase price............       9,156,576      9,253,793       9,930,338      5,412,126      5,352,524
    Amortization of other noncurrent assets..........       3,613,324      3,482,314       5,003,846      2,428,285      3,066,140
    Deferred items...................................        (688,696)     2,027,741      (6,324,381)     2,459,212        721,900
    Changes in assets and liabilities:
      Increase in receivables........................        (575,334)   (17,682,429)    (17,296,491)   (31,660,300)    (7,446,790)
      Decrease (increase) in inventories.............     (33,536,329)      (261,128)     25,974,437     18,791,065     43,309,645
      Decrease (increase) in other current assets....      16,932,007     (2,551,500)      5,413,415     (2,520,416)     4,632,649
      Increase (decrease) in accounts payable........      77,406,313    (35,568,099)     22,869,357    (19,043,230)   (40,742,706)
      Increase (decrease) in other current
       liabilities...................................      (6,807,629)    (7,359,969)      2,594,202      3,450,087     13,905,541
                                                       --------------  -------------  --------------  -------------  -------------
        Net cash provided by operating activities....     133,375,045     22,410,799     123,636,870     18,756,279     62,868,548
                                                       --------------  -------------  --------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Changes in long-term investments...................        (437,990)       285,414          92,560         48,007        301,955
  Proceeds from sale of property and equipment,
   net...............................................      24,919,819      3,162,820       3,572,706        396,825        608,104
  Capital expenditures...............................     (49,333,751)   (41,717,059)    (55,010,202)   (31,483,633)   (24,741,628)
  Reductions of (additions to) intangible and other
   assets............................................      (1,654,937)   (11,977,364)    (13,111,509)    (7,911,559)     1,806,172
                                                       --------------  -------------  --------------  -------------  -------------
        Net cash used in investing activities........  $  (26,506,859) $ (50,246,189) $  (64,456,445) $ (38,950,360) $ (22,025,397)
                                                       --------------  -------------  --------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in direct financing leases................  $      437,397  $     449,513  $      355,966  $     188,912  $     169,770
  Repayments of capital lease obligations............        (849,198)      (748,314)     (1,916,846)    (1,620,481)      (392,662)
  Changes in long-term debt..........................    (107,526,535)    22,371,304     (57,070,485)    23,337,259    (41,411,794
  Capital contribution...............................              --      6,026,436              --             --             --
                                                       --------------  -------------  --------------  -------------  -------------
        Net cash effect of financing activities......    (107,938,336)    28,098,939     (58,631,365)    21,905,690    (41,634,686)
                                                       --------------  -------------  --------------  -------------  -------------
        Net increase (decrease) in cash..............      (1,070,150)       263,549         549,060      1,711,609       (791,535)
Cash at beginning of period..........................       3,510,301      2,440,151       2,703,700      2,703,700      3,252,760
                                                       --------------  -------------  --------------  -------------  -------------
Cash at end of period................................  $    2,440,151  $   2,703,700  $    3,252,760  $   4,415,309  $   2,461,225
                                                       --------------  -------------  --------------  -------------  -------------
                                                       --------------  -------------  --------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for-
    Interest (net of amounts capitalized)............  $   70,347,000  $  59,745,000  $   58,916,000  $  32,334,000  $  26,213,000
    Income taxes.....................................      20,243,000     26,523,000      22,537,000     10,887,000      7,865,000

  The accompanying notes are an integral part of these consolidated financial statements.

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

1.  ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    Haniel Corporation is a United States subsidiary of Franz Haniel & Cie. GmbH ("Franz Haniel"). Haniel Corporation's principal operations consist of holding investments in the companies described below. The consolidated financial statements include the accounts of Haniel Corporation and its wholly owned subsidiaries, Scrivner, Inc., Hanamerica Energy Corporation and their subsidiaries, collectively referred to as (the "Company"). All significant intercompany transactions and balances have been eliminated.

NOTES RECEIVABLE

    Notes receivable amounts due beyond one year which total $33,324,000 at December 31, 1992, $44,747,000 at December 31, 1993, and $55,078,000 at June 30,
1994, are included in current assets, primarily in anticipation of their sale to banks. The majority of the notes receivable bear interest at prime plus 2% (8% at December 31, 1993 and 9.25% at June 30, 1994) and are scheduled to mature over the next five years and thereafter as follows: $16,552,508 in 1994; $4,748,287 in 1995; $7,401,489 in 1996; $8,795,049 in 1997; $7,468,237 in 1998
and $26,664,942 thereafter.

INVENTORIES

    As further discussed in Note 3, wholesale and retail grocery inventories are priced at the lower of cost or market, with cost being determined by the last-in, first-out (LIFO) method and the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

    Depreciation of property and equipment is computed primarily on the straight-line method, based on the estimated useful lives of the assets as follows:

                                                                            USEFUL
                                                                           LIFE IN
                                                                            YEARS
                                                                          ----------
Buildings...............................................................  4 - 45
Furniture, fixtures and equipment.......................................  2 - 15
Transportation equipment................................................  2 - 7

    Leasehold improvements are amortized over the shorter of their useful lives or terms of their leases.

INTANGIBLE ASSETS

    At December 31, 1992 and 1993 and June 30, 1994, unamortized intangible assets attributable to excess purchase price over net assets acquired were approximately $352,127,544, $342,502,204 and $337,373,805, respectively, which are being amortized on a straight-line basis over 10 to 40 years. The remaining amounts of $41,215,735, $46,083,902 and $44,414,256 as of December 31, 1992 and
1993 and June 30, 1994, respectively, consist of other acquired intangible assets which are being amortized over 3 to 40 years. Accumulated amortization of intangible assets was $45,635,636, $57,996,557 and $65,749,961 at December 31,
1992 and 1993 and June 30, 1994, respectively.

INCOME TAXES

    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," in 1993 and elected to restate its prior years' financial statements as discussed in Note 6. Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at each year-end.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The methods and assumptions used to estimate the fair value of significant financial instruments are discussed in the various footnotes.

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

1.  ACCOUNTING POLICIES: (CONTINUED)
POSTEMPLOYMENT BENEFITS

    In November 1992, the Financial Accounting Standards Board ("FASB") issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company will adopt SFAS No. 112 in 1994. The annual postemployment benefit expense computed in accordance with the new standard will not have a material effect on the Company's financial position or future results of operations.

INSURANCE

    The Company self-insures the first $125,000 of medical coverage provided certain of its employees, the physical damage coverage on its transportation equipment and the first $350,000 of its workers compensation, general, and auto liability coverage.

    A provision for self-insured claims is recorded when sufficient information is available to reasonably estimate the amount of the loss.

CAPITALIZATION OF INTEREST

    Interest attributed to funds used to finance major capital expenditures is capitalized as an additional cost of the related assets. Capitalization of interest ceases when the related assets are substantially complete and ready for their intended use.

2.  POOLING OF INTERESTS:
    Effective June 6, 1992, all of the outstanding stock of Food Holdings, Inc. was acquired by Franz Haniel for $8,084,046 and contributed to the Company. The purchase price over the net tangible assets was $6,026,436. Food Holdings' primary asset is its 50% common stock interest in Gateway Foods, Inc. through a holding company in which Scrivner holds the remaining 50% common stock interest.

    The contribution of Food Holdings' common stock has been accounted for as a pooling of interests and, accordingly, the financial statements have been restated to include the accounts and operations of Food Holdings for all periods beginning September 1989, the date Scrivner and Food Holdings acquired Gateway Foods.

3.  INVENTORIES:
    All inventories are valued at the lower of cost or market. Costs are determined through use of the LIFO and FIFO methods as follows (in thousands of dollars):

                                                           DECEMBER 31,
                                                       --------------------   JUNE 30,
                                                         1992       1993        1994
                                                       ---------  ---------  -----------
                                                                             (UNAUDITED)
LIFO.................................................  $ 406,139  $ 399,657   $ 360,493
FIFO.................................................     35,395     15,903      11,757
                                                       ---------  ---------  -----------
                                                       $ 441,534  $ 415,560   $ 372,250
                                                       ---------  ---------  -----------
                                                       ---------  ---------  -----------

    Inventories on a FIFO basis would have been stated higher by approximately $53,781,530 at December 31, 1992, $55,028,898 at December 31, 1993 and
$55,232,785 at June 30, 1994. Accordingly, reported net income would have increased by approximately $356,000 and $121,000 for the six months ended June 30, 1993 and 1994, respectively, and by approximately $757,000 and $662,000 for the years ended December 31, 1992 and 1993, respectively.

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

4.  DEBT OBLIGATIONS:

NOTES PAYABLE

    The Company has informal agreements with various banks from which it may borrow up to $385,000,000 (subject to formal approval by the banks).

LONG-TERM DEBT

    Long-term debt at December 31, 1992 and 1993 and June 30, 1994, consisted of the following (in thousands of dollars):

                                                           DECEMBER 31,
                                                       --------------------   JUNE 30,
                                                         1992       1993        1994
                                                       ---------  ---------  -----------
                                                                             (UNAUDITED)
Unsecured notes, at rates approximating prime rate
 minus 2%, to 12% due through various dates to
 2003................................................  $   5,298  $   3,594   $   2,951
Real estate mortgage notes, at fixed rates ranging
 from 4% to 10.5% and variable rates at 60% of prime
 rate, due serially through various dates to 2003....     10,078      9,758       6,248
Amounts covered under revolving credit agreements....    283,000    237,000     199,750
Amounts payable under Senior Term Notes..............    166,000    157,000     157,000
Amounts payable under Senior Subordinated Notes......    150,000    150,000     150,000
Amounts payable under Senior Notes...................     50,000     50,000      50,000
Amounts payable under Subordinated Notes.............     50,000     50,000      50,000
Other................................................         39         39          39
                                                       ---------  ---------  -----------
                                                         714,415    657,391     615,988
Less-Current portion.................................     32,114     19,347      15,129
                                                       ---------  ---------  -----------
  Long-term debt, net of current portion.............  $ 682,301  $ 638,044   $ 600,859
                                                       ---------  ---------  -----------
                                                       ---------  ---------  -----------

    Scrivner's $180,000,000 revolving credit agreement and Gateway Foods' $150,000,000 revolving credit agreement and $65,000,000 Senior Term loan were refinanced with a five-year $430,000,000 revolving credit agreement dated November 19, 1993.

    Under terms of its revolving credit agreement, the Company may borrow up to the lower of $430,000,000 or a Borrowing Base amount equal to a percentage of the Company's eligible receivables and inventories, as defined in the agreement, through November 19, 1998, at principally the prime interest rate, adjusted certificate of deposit rate or a rate based on the Eurodollar London Interbank interest rate ("LIBOR"). The Company is required to pay fees of 3/8 of 1% per annum on the unborrowed portion. There are no requirements for maintaining compensating balances. At December 31, 1992 and 1993 and June 30, 1994, the Company had borrowings covered under its revolving credit agreements of $283,000,000, $237,000,000 and $199,750,000, respectively.

    The Company's $157,000,000 of Senior Term Notes at December 31, 1993 and June 30, 1994 consist of $92,000,000 which bears interest at 10% and $65,000,000 which bears interest at 10.6%. The $92,000,000 Senior Term Note is payable in annual installments of $8,000,000 in 1994 and $12,000,000 each year thereafter through 2001. The $65,000,000 note is payable in annual installments of $5,000,000 through 1996 and $10,000,000 each year thereafter through 2001.

    The $150,000,000 Senior Subordinated Notes bear interest at 12.86%. The notes are payable in annual installments of $30,000,000 beginning September 15, 1997 and each year thereafter through 2001.

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

4.  DEBT OBLIGATIONS: (CONTINUED)
    As of December 31, 1991, the Company had outstanding debt of $48,595,048 to Franz Haniel and Haniel Finance B.V., a subsidiary of Franz Haniel. This debt consisted of short-term borrowings bearing interest at various rates based on LIBOR. In 1992, the weighted average interest rate on these borrowings was approximately 4.85%. The Company incurred interest on its debt to Franz Haniel and Haniel Finance B.V. of approximately $1,672,000 in 1992 and $3,463,000 in 1991.

    In September 1992, Haniel borrowed $100,000,000 from two banks. The proceeds of these loans were used to retire all notes payable to Haniel Finance B.V. and Franz Haniel and Food Holdings' outstanding debt and accrued interest of $43,020,841. The new debt consists of a $50,000,000 subordinated note payable bearing interest at LIBOR plus 1 1/8% and $50,000,000 senior note payable bearing interest at LIBOR plus 3/8 of 1%. The subordinated note matures in 1999 while the senior note matures in 1998. No principal payments are due until these maturity dates.

    The revolving credit agreement and the note agreements impose, among other things, certain restrictions on the payment of cash dividends and provide that neither the Company nor any subsidiary, without the consent of the holders of the notes, shall (a) pledge any of its assets, except as provided in the loan agreements, (b) enter into any merger or consolidation proceedings or dissolve, sell, dispose of or lease all or substantially all of its assets or (c) guarantee debt obligations of any other corporation or individual, except as provided. Under the terms of these agreements, the Company has available $5,000,000, plus 50% of net income recognized after December 31, 1993, for the payment of cash dividends.

    The real estate mortgage notes are collateralized by property and equipment (primarily land, buildings and equipment) with a net book value of approximately $9,238,000 and $8,617,000 at December 31, 1993 and June 30, 1994, respectively.

    Payments on long-term debt as of December 31, 1993, for the next five years are as follows (in thousands of dollars):

1994......................................................  $  19,347
1995......................................................     18,819
1996......................................................     18,814
1997......................................................     53,135
1998......................................................    337,770

    At December 31, 1993 and June 30, 1994, the Company has interest rate cap agreements on $170,000,000, which limit the interest rate the Company would pay on its floating rate debt, from 7.5% to 11.5%.

    The Company also enters into interest rate swap and forward rate agreements in order to hedge the impact of future interest rate increases. At December 31, 1993 and June 30, 1994, the Company had an outstanding forward rate agreement of $50,000,000, which matures in July 1994. There were no interest rate swap agreements outstanding at December 31, 1993 or June 30, 1994. The differential paid on the interest rate swap and forward rate agreements is recognized as interest expense.

    The fair value of long-term debt, interest rate cap and forward rate agreements as of December 31, 1993, was determined using valuation techniques that considered cash flows discounted at current market rates for similar types of borrowing arrangements. At December 31, 1992 and 1993, the fair value of debt, interest rate cap and forward rate agreements exceeded the carrying amount by approximately $28,116,000 and $43,993,000, respectively.

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

5.  BENEFIT PLANS:
    The Company and its subsidiaries sponsor or contribute to various contributory and noncontributory defined benefit pension plans and noncontributory profit sharing plans. These plans provide for certain benefits upon retirement or termination for all full-time employees not covered by union-sponsored, collectively-bargained multiemployer pension plans. The Company also has a nonqualified supplemental retirement plan for selected management employees. Annual expense for the above-mentioned benefit plans is as follows (in thousands of dollars):

                                                                                     1991       1992       1993
                                                                                   ---------  ---------  ---------
Pension and supplemental plans...................................................  $     676  $     257  $     215
Profit sharing plans.............................................................      6,333      7,097      7,053
Multiemployer plans..............................................................      9,000      9,066      9,732
                                                                                   ---------  ---------  ---------
  Total..........................................................................  $  16,009  $  16,420  $  17,000
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The pension plan benefits are based on years of service and a percentage of the participant's compensation during years of employment. The Company makes annual contributions to the plans that comply with the minimum funding provisions of the Employee Retirement Income Security Act. Such contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

    The following table sets forth the Company's defined benefit pension and supplemental plans' funded status and amounts recognized in the Company's financial statements (in thousands of dollars):

                                                      DECEMBER 31, 1992           DECEMBER 31, 1993
                                                  --------------------------  --------------------------
                                                     ASSETS     ACCUMULATED      ASSETS     ACCUMULATED
                                                     EXCEED       BENEFITS       EXCEED       BENEFITS
                                                  ACCUMULATED      EXCEED     ACCUMULATED      EXCEED
                                                    BENEFITS       ASSETS       BENEFITS       ASSETS
                                                  ------------  ------------  ------------  ------------
Actuarial present value of accumulated benefit
 obligations:
  Vested........................................   $   13,507    $      130    $   15,025    $       --
  Total.........................................       13,755         3,239        15,247         2,685
                                                  ------------  ------------  ------------  ------------
                                                  ------------  ------------  ------------  ------------
Projected benefit obligations...................       14,646         3,025        16,469         2,557
Plan assets at fair value.......................       17,543           455        17,346           737
                                                  ------------  ------------  ------------  ------------
Plan assets in excess of or (less than)
 projected benefit obligations..................        2,897        (2,570)          877        (1,820)
Unrecognized net loss (gain)....................          235           127         2,031          (355)
Unrecognized prior service cost.................          (52)        1,622           (47)        1,497
Unrecognized net asset..........................       (2,013)           --        (1,738)           --
                                                  ------------  ------------  ------------  ------------
Pension asset (liability).......................   $    1,067    $     (821)   $    1,123    $     (678)
                                                  ------------  ------------  ------------  ------------
                                                  ------------  ------------  ------------  ------------

                                                                            1991       1992       1993
                                                                          ---------  ---------  ---------
Net pension expense included the following components:
  Service cost-benefits earned during the year..........................  $   1,160  $     796  $     605
  Interest expense on projected benefit obligation......................      1,738      1,378      1,499
  Actual return on plan assets..........................................     (1,919)      (353)      (603)
  Net amortization and deferral.........................................       (303)    (1,564)    (1,286)
                                                                          ---------  ---------  ---------
Net periodic pension expense............................................  $     676  $     257  $     215
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

5.  BENEFIT PLANS: (CONTINUED)
    The weighted-average discount rates and rates of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations at December 31, 1993, were 8.25% to 9% and 5%, respectively. The expected long-term rates of return on assets at December 31, 1993, were 8.75% to 9%. The Company computes pension expense using the projected unit credit actuarial cost method.

    The profit sharing plans maintained by the Company are for employees who meet certain types of employment and length of service requirements.

    Contributions and costs of these profit sharing plans are determined at the discretion of the Board of Directors. However, the contributions to the profit sharing plans shall not exceed the maximum amount deductible for Federal income tax purposes.

    For   union-sponsored,  multiemployer  plans,   contributions  are  made  in
accordance with negotiated contracts.

    The Company provides certain health care and life insurance benefits to eligible retired employees covered under various group plans. Benefits, eligibility requirements and cost-sharing provisions for employees vary by group plan and/or bargaining unit. Generally, the plans pay a stated percentage of most medical expenses reduced for any deductible and payments made by government programs and other group coverage. Several of the group plans require retiree contributions and the majority of the group plan's eligibility for retiree benefits are frozen. The Company does not pre-fund these benefits and has the right to modify or terminate certain of these plans in the future.

    The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" as of the beginning of 1993. This new standard requires that the expected cost of these postretirement benefits must be charged to expense during the years that the employees render service. The Company has elected to amortize the unfunded obligations that were measured as of the beginning of 1993, over a period of 20 years. The effect of this change in accounting was to decrease 1993 pre-tax income by $378,000. Prior to 1993, the Company recognized postretirement health care and life insurance costs in the year that the benefits were paid. Postretirement health care and life insurance costs charged to expense in 1991 and 1992 were $1,296,000 and $1,267,000, respectively.

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

5.  BENEFIT PLANS: (CONTINUED)
    The following table reconciles the plans' funded status to the accrued postretirement health care and life insurance cost liability as reflected on the balance sheet as of December 31, 1993 (in thousands of dollars):

                                                                                                            1993
                                                                                                          ---------
Accumulated postretirement benefit obligation:
  Retirees..............................................................................................  $  (6,627)
  Other fully eligible participants.....................................................................       (350)
  Other active participants.............................................................................     (1,103)
                                                                                                          ---------
                                                                                                             (8,080)
Unrecognized actuarial loss.............................................................................        553
Unrecognized transition obligation......................................................................      7,149
                                                                                                          ---------
    Accrued postretirement health care cost liability...................................................  $    (378)
                                                                                                          ---------
                                                                                                          ---------
Net postretirement health care cost for 1993 included the following components:
  Service cost -- benefits attributed to service during the period......................................  $      80
  Interest cost on accumulated postretirement benefit obligation........................................        595
  Amortization of transition obligation over 20 years...................................................        376
  Net amortization and deferral.........................................................................         --
                                                                                                          ---------
    Net postretirement health cost......................................................................  $   1,051
                                                                                                          ---------
                                                                                                          ---------

    The discount rate used in determining the accumulated postretirement benefit obligation was 8.25%. A 12.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1993; the rate was assumed to decrease gradually to 6% in year 2006 and remain at that level thereafter. A 1% increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation as of December 31, 1993 by approximately $531,000, and the total of the service and interest cost components of net postretirement health care cost for the year then ended by approximately $72,000.

6.  PROVISION FOR INCOME TAXES:
    The Company adopted SFAS No. 109, "Accounting for Income Taxes," in 1993, and has elected to apply the provisions retroactively beginning with its year ended December 31, 1983. It was not practical to restate prior to 1983. SFAS No. 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. Prior to the implementation of SFAS No. 109, the Company accounted for income taxes using Accounting Principles Board Opinion No. 11.

    As a result of this change, retained earnings at December 31, 1990, increased by $1,510,000, the cumulative effect of the change in the method of accounting for income taxes. The effect of adopting SFAS No. 109 was not material to the Company's statements of income for the years ended 1991, 1992 and 1993, other than the valuation allowance adjustment discussed below.

    The Company reduced its valuation allowance by $3,187,000 for the year ended December 31, 1993, as a result of the recognition of certain net operating loss carryforwards for financial reporting purposes. The Company's ability to obtain future benefit of its net operating loss carryforwards is attributable to the restructuring of subsidiaries implemented in 1993, as discussed in Note 2.

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

6.  PROVISION FOR INCOME TAXES: (CONTINUED)
    Provision for income taxes has been made as follows (in thousands of dollars):

                                                                           1991       1992       1993
                                                                         ---------  ---------  ---------
Federal:
  Current..............................................................  $  16,957  $  15,104  $  16,086
  Deferred.............................................................      1,650      4,703      3,190
                                                                         ---------  ---------  ---------
                                                                            18,607     19,807     19,276
State (current and deferred)...........................................      4,283      4,684      5,450
                                                                         ---------  ---------  ---------
                                                                            22,890     24,491     24,726
Benefit of operating loss carryforward.................................         --         --     (3,187)
                                                                         ---------  ---------  ---------
                                                                         $  22,890  $  24,491  $  21,539
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    The provision for income taxes differs from an amount computed at the statutory rate as follows (in thousands of dollars):

                                                                           1991       1992       1993
                                                                         ---------  ---------  ---------
Income taxes at statutory rate (35% in 1993, 34% in 1992 and 1991).....  $  15,116  $  16,799  $  16,364
Amortization of excess purchase price..................................      3,028      3,036      3,541
Benefit of operating loss carryforward.................................         --         --     (3,187)
State income taxes, net of Federal benefit.............................      2,668      2,965      2,805
Other, net.............................................................      2,078      1,691      2,016
                                                                         ---------  ---------  ---------
                                                                         $  22,890  $  24,491  $  21,539
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    The 1% increase in the Federal statutory tax rate increased the Company's 1993 provision for income taxes $1,540,000. This consisted of a $468,000 increase in the current tax provision and a $1,072,000 increase in the deferred tax provision as a result of adjusting the deferred tax asset and liability accounts recorded in the Company's balance sheets.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table includes $1,780,000 of net current deferred tax liabilities, which are included in other current

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

6.  PROVISION FOR INCOME TAXES: (CONTINUED)
liabilities at December 31, 1993 and $4,965,000 of net deferred tax assets, included in other current assets at December 31, 1992, in the consolidated balance sheets. The following is a summary of the significant components of the Company's deferred tax assets and liabilities (in thousands of dollars):

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1992       1993
                                                                                              ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards, expiring 2003 to 2008...................................  $  15,566  $   7,501
  Provision for obligations and contingencies to be settled in future periods...............     22,524     20,394
  Other.....................................................................................      3,114      6,765
                                                                                              ---------  ---------
    Total deferred tax assets...............................................................     41,204     34,660
                                                                                              ---------  ---------
Deferred tax liabilities:
  Depreciation and amortization.............................................................     56,441     56,947
  Inventories...............................................................................     14,354     14,354
  Other.....................................................................................      6,585      7,721
                                                                                              ---------  ---------
    Total deferred tax liabilities..........................................................     77,380     79,022
                                                                                              ---------  ---------
Deferred tax valuation allowance............................................................      7,967         --
                                                                                              ---------  ---------
    Net deferred tax liability..............................................................  $  44,143  $  44,362
                                                                                              ---------  ---------
                                                                                              ---------  ---------

7.  LEASES:
    The Company leases certain of its operating facilities under terms ranging up to twenty-five years. In addition, the Company leases certain equipment used in its operations under terms ranging up to ten years.

    The Company also leases certain facilities which it in turn subleases to some of its independent retail store operators. Some of these agreements contain provisions calling for additional rentals based on sales. Amounts attributable to capitalized subleases have been included in direct financing leases in the accompanying balance sheets.

    The following is a summary of property and equipment under leases that have been capitalized and included in the accompanying balance sheets (in thousands of dollars):

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1992       1993
                                                                                     ---------  ---------
Land and buildings.................................................................  $   5,224  $   3,688
  Less-Accumulated depreciation....................................................     (2,426)    (2,170)
                                                                                     ---------  ---------
Net property under capital leases..................................................  $   2,798  $   1,518
                                                                                     ---------  ---------
                                                                                     ---------  ---------

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

7.  LEASES: (CONTINUED)
    The following represents the minimum lease payments remaining at December 31, 1993, under the capitalized leases and the minimum sublease rentals to be received under the direct financing leases, covering certain facilities which are sublet to retail customers (in thousands of dollars):

                                                                                   TOTAL        DIRECT
                                                                                  CAPITAL      FINANCING
                                                                                   LEASES      SUBLEASES      NET
                                                                                ------------  -----------  ---------
1994..........................................................................   $    1,330    $    (593)  $     737
1995..........................................................................        1,202         (535)        667
1996..........................................................................        1,060         (482)        578
1997..........................................................................          777         (360)        417
1998..........................................................................          732         (350)        382
Later years...................................................................        3,294       (1,859)      1,435
                                                                                ------------  -----------  ---------
    Total minimum lease payments..............................................        8,395       (4,179)  $   4,216
                                                                                                           ---------
                                                                                                           ---------
  Less-Executory costs........................................................         (360)          --
  Less-Imputed interest (6% to 13.37%)........................................       (3,558)       1,574
                                                                                ------------  -----------
Present value of minimum lease payments.......................................        4,477       (2,605)
  Less-Current maturities.....................................................         (702)         325
                                                                                ------------  -----------
    Long-term obligations and receivables.....................................   $    3,775    $  (2,280)
                                                                                ------------  -----------
                                                                                ------------  -----------

    Total rental expense for all operating (noncapitalized) leases amounted to (in thousands of dollars):

                           LEASE RENTALS                                 1991        1992        1993
- - --------------------------------------------------------------------  ----------  ----------  ----------
Minimum.............................................................  $   63,947  $   76,404  $   84,133
Contingent..........................................................       4,650       5,012       3,188
  Less-Sublease income..............................................     (36,728)    (39,344)    (38,737)
                                                                      ----------  ----------  ----------
                                                                      $   31,869  $   42,072  $   48,584
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------

    The future minimum lease commitments as of December 31, 1993, for all noncancelable operating leases are as follows (in thousands of dollars):

                                                                                 SUBLEASE
                                                                     EXPENSE      INCOME        NET
                                                                    ----------  -----------  ----------
1994..............................................................  $   85,198  $   (35,897) $   49,301
1995..............................................................      81,229      (33,648)     47,581
1996..............................................................      76,078      (28,004)     48,074
1997..............................................................      69,798      (23,807)     45,991
1998..............................................................      63,089      (17,638)     45,451
Later years.......................................................     505,346      (53,435)    451,911
                                                                    ----------  -----------  ----------
                                                                    $  880,738  $  (192,429) $  688,309
                                                                    ----------  -----------  ----------
                                                                    ----------  -----------  ----------

    Most of the real estate and retail store leases have renewal options of up to twenty-five years.

8.  COMMITMENTS AND CONTINGENCIES:
    During the year ended December 31, 1992 and 1993 and the six months ended June 30, 1994, the Company sold $40,591,000, $51,036,000 and $12,138,000, respectively, of its notes receivable to banks at cost.

                               HANIEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1993 AND 1994 IS UNAUDITED)

8.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
The Company is contingently liable, up to approximately $13,630,000 and $12,620,764, for any future losses experienced by the banks in connection with sold notes receivable at December 31, 1993 and June 30, 1994, respectively.

    The Company has guaranteed the payment of notes and leases made by certain retail store operators to various banks and lessors. These contingent liabilities totaled approximately $3,301,000 and $4,160,000 at December 31, 1993 and June 30, 1994. The Company derives interest income as a guarantor of the notes and leases.

    The Internal Revenue Service (the "IRS") has examined the Company's Federal income tax returns for the years 1983 through 1987, and has issued notices of proposed tax deficiencies for those years. The Company has formally protested the IRS proposed deficiencies, and the entire matter is now being reviewed by the IRS Appeals Office. The significant issues have been tentatively agreed to for settlement, subject to final approval by the IRS. The Company has accrued reserves sufficient to provide for the proposed settlement amounts. The Company believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position or future results of operations.

                PRO FORMA FINANCIAL INFORMATION -- INTRODUCTION

    The unaudited PRO FORMA financial information set forth below presents the PRO FORMA statement of operations of the Company for the 28 weeks ended July 9, 1994 as if the acquisition of Haniel ("Acquisition") and the financing thereof and the offering of $500 million of debt that will be registered with the Securities and Exchange Commission ("Offering") and the use of proceeds therefrom had occurred on December 26, 1993 and the PRO FORMA statement of operations of the Company for the year ended December 25, 1993 as if the Acquisition and the financing thereof and the Offering and the use of proceeds therefrom had occurred on December 27, 1992. Also presented is the PRO FORMA balance sheet of the Company at July 9, 1994 as if the Acquisition and the financing thereof and the Offering and the use of proceeds therefrom had occurred on such date.

    The unaudited PRO FORMA financial information has been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the Scrivner Group to the related assets and liabilities based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the PRO FORMA financial statements after valuation and other studies are completed. The Acquisition has been accounted for using the purchase method of accounting.

    The unaudited PRO FORMA financial information does not necessarily represent what the Company's financial position and results of operation would have been if the Acquisition and the financing thereof and the Offering and the use of proceeds therefrom had actually been completed as of the dates indicated, and are not intended to project the Company's financial position or results of operations for any future period.

    The unaudited PRO FORMA financial information should be read in conjunction with the consolidated financial statements of Fleming and Haniel and the related notes thereto.

                       PRO FORMA STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  INTERIM PERIOD ENDED 1994(A)(B)
                                                         --------------------------------------------------
                                                                    THE SCRIVNER
                                                         FLEMING       GROUP        ADJUSTMENTS   PRO FORMA
                                                         -------   --------------   -----------   ---------
                                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales..............................................  $6,916        $3,224                      $10,140

Costs and expenses:
Cost of sales(c).......................................   6,477         2,762         $  1(d)        9,240
    Selling and administrative(c)......................     346           411            1(d)          759
                                                                                         2(e)
                                                                                        (1)(f)
    Interest expense...................................      38            28           36(g)          102
    Interest income(h).................................     (28)           (4)                         (32)
    Equity investment results..........................       6            --                            6
                                                         -------       ------          ---        ---------
Total costs and expenses...............................   6,839         3,197           39          10,075
                                                         -------       ------          ---        ---------
Earnings before taxes..................................      77            27          (39)             65
Taxes on income........................................      34            14          (17)(h)          31
                                                         -------       ------          ---        ---------
Net earnings...........................................  $   43        $   13         $(22)        $    34
                                                         -------       ------          ---        ---------
                                                         -------       ------          ---        ---------
Net earnings per share.................................  $ 1.16            --           --         $   .92
                                                         -------                                  ---------
                                                         -------                                  ---------
Weighted average shares outstanding....................      37            --           --              37
                                                         -------                                  ---------
                                                         -------                                  ---------

                                                                    FISCAL YEAR ENDED 1993(A)(B)
                                                         --------------------------------------------------
                                                                    THE SCRIVNER
                                                         FLEMING       GROUP        ADJUSTMENTS   PRO FORMA
                                                         -------   --------------   -----------   ---------
                                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales..............................................  $13,092       $6,017                      $19,109

Costs and expenses:
Cost of sales(c).......................................   12,327        5,168         $  2(d)       17,497
    Selling and administrative(c)......................      558          752            2(d)        1,314
                                                                                         4(e)
                                                                                        (2)(f)
    Interest expense...................................       78           56           61(g)          195
    Interest income(h).................................       63            6                           69
    Equity investment results..........................       12           --                           12
    Facilities consolidation and restructuring.........      108           --                          108
                                                         -------       ------          ---        ---------
Total costs and expenses...............................   13,020        5,970           67          19,057
                                                         -------       ------          ---        ---------
Earnings before taxes..................................       72           47          (67)             52
Taxes on income........................................       35           22          (30)(h)          27
                                                         -------       ------          ---        ---------
Earnings before extraordinary item(i)..................  $    37       $   25         $(37)        $    25
                                                         -------       ------          ---        ---------
                                                         -------       ------          ---        ---------
Net earnings per share.................................  $  1.02           --           --         $   .68
                                                         -------                                  ---------
                                                         -------                                  ---------
Weighted average shares outstanding....................       37           --           --              37
                                                         -------                                  ---------
                                                         -------                                  ---------

                                       (FOOTNOTES ON FOLLOWING PAGE)

                  NOTES TO PRO FORMA STATEMENTS OF OPERATIONS

(a) PRO FORMA statements of operations for the interim period ended 1994 and fiscal year ended 1993 have been prepared by combining the consolidated statement of operations of Fleming for the 28 weeks ended July 9, 1994 and year ended December 25, 1993 with the consolidated statement of operations of the Scrivner Group for the six months ended June 30, 1994 and year ended December 31, 1993, respectively, assuming the Acquisition occurred at the beginning of the respective periods. The Acquisition has been accounted for using the purchase method of accounting.

(b) No adjustments have been made to reflect any of the potential cost savings that the Company may realize from the Acquisition, including those from increased buying power, facilities consolidation and reduced corporate overhead. Nor have any adjustments been made to reflect potential cost savings from the Company's plan to consolidate additional facilities, reorganize management and re-engineer operations.

(c) PRO FORMA statement of operations captions for cost of sales and selling and administrative expense are affected by classification differences between Fleming's and Haniel's consolidated financial statements. Certain costs and expenses included in determining cost of sales for Fleming are classified as selling, operating and administrative expenses in Haniel's consolidated financial statements. Subsequent to the Acquisition, account classification will be conformed to that used by Fleming.

(d) To depreciate the estimated increase in the fair value of property and equipment acquired over the Scrivner Group's historical cost related to such property and equipment. Such fair values are based on estimates made at the time of the Acquisition. Appraisals have not yet been completed.

(e) To reflect the net adjustment resulting from (i) the elimination of the Scrivner Group's goodwill amortization during the period, and (ii) the amortization over forty years of the excess of cost over the fair value of assets and liabilities acquired and assumed in the Acquisition. Such fair values are based on estimates made at the time of the Acquisition. Appraisals have not yet been completed.

(f) To eliminate the salaries of former Scrivner Group officers who are not Company associates and whose functions have been assumed by Fleming officers.

(g) To reflect the net adjustment for the interim 1994 period and fiscal year ended 1993 for (i) the elimination of interest expense associated with approximately $616 million aggregate principal amount of Scrivner Group indebtedness that was refinanced in connection with the Acquisition ($26 million and $53 million, respectively); (ii) the elimination of interest expense associated with approximately $400 million aggregate principal amount of Fleming indebtedness that was refinanced at the time of the
    Acquisition ($9 million and $19 million, respectively); (iii) the elimination of interest expense associated with $48.5 million of Fleming Medium-Term Notes, based on an assumption that one-half of the Medium-Term Notes subject to an offer to purchase such Medium-Term Notes, which offer expires on September 20, 1994, are tendered ($2 million and $6 million, respectively); (iv) the addition of interest expense associated with indebtedness outstanding under Tranche A (as defined) and Tranche C (as defined) of the Credit Agreement, after taking into account the effect of interest rate protection agreements the Company has entered into with respect to $1 billion of such indebtedness ($48 million and $93 million, respectively); and (v) the addition of interest expense associated with the Notes, including the amortization of related deferred debt issuance costs ( $25 million and $46 million, respectively).

    Each incremental 25 basis point increase or decrease in the assumed interest rate of the Fixed Rate Notes and the Floating Rate Notes would increase or decrease annual interest expense on the Fixed Rate Notes and the Floating Rate Notes by $937,500 and $312,500, respectively.

(h) To provide for income taxes at an assumed effective rate of 47% for all adjustments except those relating to goodwill amortization.

(i) In 1993, the Company realized an extraordinary after-tax loss of $2.3 million related to the early retirement of indebtedness.

                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)

                                                               AS OF THE SECOND QUARTER END, 1994(A)
                                                         --------------------------------------------------
                                                                    THE SCRIVNER
                                                         FLEMING       GROUP        ADJUSTMENTS   PRO FORMA
                                                         -------   --------------   -----------   ---------
                                                                       (DOLLARS IN MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents............................  $    7        $    2         $            $     9
  Receivables..........................................     273           198                          471
  Inventories..........................................     804           372           48(b)        1,223
                                                                                        (1)(c)
  Other current assets.................................      98            12                          110
                                                         -------       ------        -----        ---------
  Total current assets.................................   1,182           584           47           1,813
Investments and notes receivable.......................     344            --                          344
Investment in direct financing leases..................     237             2                          239
Property and equipment, net............................     618           333           (2)(d)         968
                                                                                       (15)(c)
                                                                                        34(e)
Other assets...........................................     107            16           (9)(d)         134
                                                                                        (1)(c)
                                                                                       (18)(f)
                                                                                        39(g)
Goodwill and intangible assets.........................     462           382         (337)(f)       1,013
                                                                                       506(h)
                                                         -------       ------        -----        ---------
Total assets...........................................  $2,950        $1,317         $244         $ 4,511
                                                         -------       ------        -----        ---------
                                                         -------       ------        -----        ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $  706        $  236         $            $   942
  Current maturities of long-term debt.................      43            15            5(i)           63
  Current obligations under capital leases.............      14             1                           15
  Other current liabilities............................     139           135           13(j)          362
                                                                                        12(d)
                                                                                        25(c)
                                                                                        38(g)
                                                         -------       ------        -----        ---------
    Total current liabilities..........................     902           387           93           1,382
Long-term debt.........................................     507           601          454(i)        1,562
Long-term obligations under capital leases.............     350             3                          353
Deferred income taxes..................................      17            43          (40)(h)          20
Other liabilities......................................      89             3            7(d)          109
                                                                                        10(c)
Shareholders' equity:
  Common stock, $2.50 par value per share..............      93            50          (50)(k)          93
  Capital in excess of par value.......................     491            12          (12)(k)         491
  Reinvested earnings..................................     513           218         (218)(k)         513
                                                         -------       ------        -----        ---------
                                                          1,097           280         (280)          1,097
  Less guarantee of ESOP debt..........................      12            --                           12
                                                         -------       ------        -----        ---------
    Total shareholders' equity.........................   1,085           280         (280)          1,085
                                                         -------       ------        -----        ---------
Total liabilities and shareholders' equity.............  $2,950        $1,317         $244         $ 4,511
                                                         -------       ------        -----        ---------
                                                         -------       ------        -----        ---------

                                       (FOOTNOTES ON FOLLOWING PAGE)

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET

(a) The PRO FORMA balance sheet has been prepared by combining the consolidated balance sheet of Fleming as of July 9, 1994 with the consolidated balance sheet of the Scrivner Group as of June 30, 1994 using the purchase method of accounting and assuming the Acquisition had occurred as of the end of the second quarter.

(b) To reflect purchase accounting adjustments required to revalue inventory at estimated fair value. Such fair value is based on an estimate made at the time of the Acquisition. Appraisals have not yet been completed.

(c) To record provisions for the costs related to the closure of eight Scrivner Group distribution facilities and to reduce the carrying value of related assets to estimated net realizable values.

(d) To reflect purchase accounting adjustments required to record the fair value of liabilities assumed and assets acquired in the Acquisition, except as otherwise described herein. Such fair values are based on estimates made at the time of the Acquisition. Appraisals have not yet been completed.

(e) To reflect purchase accounting adjustments required to revalue property and equipment at estimated fair value. Such fair value is based on an estimate made at the time of the Acquisition. Appraisals have not yet been completed.

(f) To eliminate Scrivner Group goodwill and other intangible assets of the Scrivner Group with no continuing value.

(g) To record debt issuance costs, investment advisory fees and other acquisition-related expenses.

(h) To record the impact on goodwill and deferred income taxes resulting from the adjustments described in these notes.

(i) To record the net effect of the elimination of indebtedness of Fleming and the Scrivner Group refinanced in connection with the Acquisition and the financing thereof, borrowings under Tranche A and Tranche C of the Credit Agreement and the issuance of the Notes. On August 16, 1994, the Company made an offer to purchase up to $97 million aggregate principal amount of a series of Medium-Term Notes in accordance with the terms of the indenture under which they were issued. The offer is scheduled to expire on September 20, 1994. The Company intends to finance any such repurchase by drawing additional amounts under Tranche A of the Credit Agreement. For purposes of calculating PRO FORMA indebtedness, it is assumed that $48.5 million of such series of Medium-Term Notes is tendered.

(j) To conform the accounting policies of the Scrivner Group to those of Fleming with respect to (i) assumptions used to determine pension obligations; and
    (ii) recognition of the transition obligation for postretirement medical benefits.

(k) To eliminate Scrivner Group equity accounts.